Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of August 18, 2025 (“Effective Date”), between Zynex, Inc., a Nevada corporation headquartered at 9655 Maroon Circle, Englewood, Colorado 80112, USA (“Company”), and John Bibb (“Executive”) (collectively, “Parties”).

A.	Company is a duly organized Nevada corporation, with its principal place of business within the State of Colorado, and is in the business of developing and marketing medical devices;

B.	Company desires Executive’s experience, skills, abilities, background, and knowledge, and is willing to engage Executive’s services under this Agreement; and

C.	Executive desires to be in the employ of Company, and is willing to accept such employment under this Agreement.

The Parties agree as follows:

1.	Employment.

a.	Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of this Agreement (“Term”).

b.	Position and Duties. During the Term, Executive shall serve as the Chief Legal Officer of the Company, reporting to the Chief Executive Officer and having such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (“Board”), provided that such duties are consistent with Executive’s position or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company. While Executive is employed by Company, Executive shall not, other than as listed in EXHIBIT A, and without the prior written consent of the Board, accept other employment or perform other services for compensation or engage in any activities that conflict with or interfere with Executive’s employment with the Company; provided, however, that Executive may serve on other boards of directors, with the advanced written approval of the Board, or may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious, and civic organizations only if such activities do not conflict or compete with the Company and do not interfere with Executive’s ability to carry out Executive’s duties under this Agreement. During the Term, Executive shall not acquire, assume, or participate in, directly or indirectly, any position, investment, or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, its financial position, or otherwise, or in any company, person, or entity that, directly or indirectly, conflicts or competes with the business of the Company or any of its affiliates. This provision shall encompass any advisory boards of which Executive is or becomes a member of during the Term. Executive shall provide written disclosure to the Compensation Committee of the Board (“Compensation Committee”) as to all advisory boards on which Executive sits and shall provide the Company with written notice within 10 business days of Executive agreeing to sit on any additional advisory boards. On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices, or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

c.	Place of Performance. Executive may work remotely from Executive’s primary residence, provided that doing so does not materially interfere with Executive's responsibilities under this Agreement, as reasonably determined by the Company’s Chief Executive Officer. Additionally, Executive may be required to travel on Company business during the Term, including travel to Company’s corporate offices currently located at 9655 Maroon Circle, Englewood, Colorado 80112, as appropriate or necessary.

2.	Compensation and Related Matters.
a.	Base Salary. “Base Salary” means Executive’s annual base salary in effect at any given time during the Term. Executive’s initial Base Salary shall be four hundred fifty thousand dollars ($450,000.00), less applicable deductions and withholdings. The Compensation Committee or a majority of the independent members of the Board will review Executive’s Base Salary at least annually. Base Salary may be modified only by the Compensation Committee or the Board. Base Salary will be payable according to Company’s usual payroll policies, practices, and procedures for senior executives.
b.	Bonus Compensation. During the Term, Executive is eligible for a total annual discretionary bonus with a target amount of seventy percent (70%) of the Base Salary, less applicable deductions and withholdings, if Executive achieves the Performance Milestones (“Annual Bonus”).
i.	Performance Milestones. “Performance Milestones” means achievement targets, both for Executive individually and for the Company’s performance, as determined in good faith by the Compensation Committee in consultation with Executive. Whether Executive has achieved Performance Milestones will be determined in good faith by the Compensation Committee. The Performance Milestones will be based on certain factors including, but not limited to, the Executive’s performance and the Company’s financial and operational performance. The Board or the Compensation Committee will review the Annual Bonus target amount annually and may adjust the Annual Bonus target amount, provided however, that the Annual Bonus target amount may only be reduced with Executive’s written consent. The Annual Bonus will be paid consistent with the terms of the Company’s annual bonus plan or as otherwise determined by the Compensation Committee. The Executive must remain employed in good standing throughout the entire applicable bonus period to be eligible for the Annual Bonus, subject to the termination provisions of this Agreement.
ii.	2025 Bonus. For 2025 only, the Annual Bonus will be prorated based on the portion of the year Executive works and the applicable performance goals will be established by the Compensation Committee (in its discretion) no later than September 30, 2025 following good faith consultation with Executive regarding the proposed goals.
c.	Inducement Equity Awards. In consideration of Executive entering into this Agreement and as a material inducement for Executive to join Company, as soon as practicable following the Effective Date, the Company will grant equity awards to the Executive pursuant to the Nasdaq inducement grant exemption and its rules. The following equity awards will be granted outside of the Company’s 2017 Stock Incentive Plan, as the same be amended or replaced from time to time (the “2017 Plan”) as an inducement grant, but the equity awards will be generally subject to the terms and conditions set forth in the 2017 Plan: (i) a Restricted Stock Award of a number of restricted shares of the Company, reflecting a grant date fair market value of $2.5 million at a Company valuation of $500 million, calculated on the grant date based on the number of Company shares outstanding as of the grant date, which will generally vest on the third anniversary of the Effective Date; provided, that, notwithstanding the provisions of Section 8.1 of the 2017 Plan to the contrary, in the event of a termination of Executive’s Service (as defined in the 2017 Plan) (i) by the Company without Cause (as defined in the 2017 Plan), (ii) due to Executive’s Disability (as defined in the 2017 plan) or (iii) due to Executive’s death while in Service, Executive shall vest in a number of shares of restricted stock and the restrictions on such shares of restricted stock shall lapse in an amount equal to the total number of shares of restricted stock multiplied by, a fraction, the numerator of which equals the number of completed calendar quarters from the Effective Date through the date of such termination of Executive’s Service, and the denominator of which equals 12 and (ii) a number of Non-Statutory Stock Options, reflecting a grant date fair value of $2,500,000 at a Company valuation of $500,000,000, calculated on the grant date based on the number of Company shares outstanding as of the grant date and the closing price of the Company’s common stock on the grant date, which will generally vest quarterly over a period of four (4) years from the Effective Date. All terms and conditions of

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such awards will be governed by the applicable award agreements. In the event of a corporate transaction or other corporate event that materially impairs the Executive’s stock ownership in the Company and its Affiliates, the Compensation Committee shall review the terms of this Section 2(c) and take such actions as are appropriate, as determined in good faith by the Compensation Committee, to preserve the economic intent of this Section 2(c). The number of restricted shares and the number of Non-Statutory Stock Options will be finally determined and approved by the Company’s Corporate Controller as provided herein based on the number of Company shares outstanding and the closing price of the Company’s Common Stock on the date of grant.
d.	Expenses. Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive during the Term in performing services under this Agreement, in accordance with Company policies and procedures for senior executive officers as determined by Company.
e.	Other Benefits. During the Term, Executive may participate in or receive benefits under the Company’s benefit plans for senior executive officers as determined by Company and subject to the terms of such plans. Company may amend or terminate any benefit plan at any time in its sole discretion, subject to the terms of such benefit plan and applicable law.
f.	Vacations. During the Term, Executive may take paid time off in accordance with Company policies and procedures for executives as determined by Company in its sole discretion.
g.	Indemnification. The Parties have or will, no later than the Effective Date), execute the Zynex, Inc. Indemnification Agreement substantially in the form of EXHIBIT B attached to this Agreement (“Indemnification Agreement”). Company agrees that the terms of such Indemnification Agreement are and will be no less favorable than for any other Company officer or director.

h.	Clawback Provisions. Notwithstanding any other provision in this Agreement to the contrary, any incentive-based or other compensation paid to Executive under this Agreement or any other agreement or arrangement with Company that is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required pursuant to such law, government regulation, or stock exchange listing requirement, or any policy adopted by Company to comply with any such law, government regulation, or stock exchange listing requirement. Company’s Clawback Policy and Executive’s acknowledgement of Company’s Clawback Policy are attached as EXHIBIT C to this Agreement. In addition, if a court of competent jurisdiction finally determines, after exhaustion of appeals, that Executive engaged in willful misconduct constituting a crime or willful and knowing actual fraud that (in either case) caused the payment of any material amount that was paid or is payable to Executive, Executive shall promptly repay the Company for, and the Company shall not be liable for, the portion of such amounts (if any) that the court determines resulted from such willful misconduct or willful and knowing fraud. The Company shall advance all fees, costs, and expenses, including reasonable attorneys’ fees, incurred by Executive with respect to such action in accordance with the terms of the indemnification Agreement between the Company and the Executive. Any indemnification agreement entered into in the future between the Company and Executive shall apply with full force to this obligation of the Company to advance fees, costs, and expenses.

3.	Termination. Executive’s employment with Company is at-will. Either Executive or Company may terminate the employment relationship at any time for any reason. During the Term, Executive’s employment under this Agreement may be terminated under the following circumstances:
a.	Death. Executive’s employment under this Agreement terminates automatically upon Executive’s death.
b.	Disability. Company may terminate Executive’s employment on account of Executive’s Disability. “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s then-existing position(s) under this Agreement, with or without reasonable accommodation, for a total of one hundred eighty (180) calendar days in any 12-month period or for one hundred twenty (120) consecutive days. If any question arises as to whether the Executive has a Disability,

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the Executive may, and at Company’s request shall, submit to the Company a certification in reasonable, clear, and complete detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive has a Disability or how long such Disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If Executive fails to submit a requested certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under applicable law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
c.	Termination by Company for Cause. The Company may terminate the Executive’s employment under this Agreement for Cause. For purposes of this Agreement, “Cause” means any of the following:
i.	Executive’s material breach of any material written agreement with the Company, including but not limited to the Confidentiality and Proprietary Rights Agreement attached as EXHIBIT D to this Agreement (“Confidentiality Agreement”), this Agreement, the Standards of Conduct, Conflict of Interest, or any other material written Company policy (in all cases that was provided in advance to Executive).
ii.	Executive’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to a felony;
iii.	Executive’s act of fraud, dishonesty, misappropriation, theft, embezzlement, or intentional misrepresentation in connection with Executive’s employment with Company or otherwise that is, or reasonably would be expected to be, materially injurious to the Company and its subsidiaries taken as a whole;
iv.	Executive’s intentional or willful refusal to follow the reasonable, material, and lawful directions of the Board (excluding any failure resulting from Executive’s death, disability, terminal condition, or failure to achieve a business objective following the expenditure by Executive of good faith commercially reasonable efforts);
v.	Executive’s gross negligence or intentional misconduct which is, or reasonably would be expected to be, materially injurious to the Company and its subsidiaries taken as a whole; or
vi.	Executive’s breach of a fiduciary duty owed to the Company by Executive that has or reasonably would be expected to have a material detrimental effect on the Company and its subsidiaries taken as a whole.

Before any action or inaction described in the clauses above (excluding (ii)) may constitute “Cause”, Executive must be provided with written notice thereof and thirty (30) days to cure the same if such action or inaction is curable. If such action or inaction is not curable, no advance notice is required.

d.	Termination Without Cause. Company may terminate Executive’s employment under this Agreement at any time for any reason. Company’s termination of Executive’s employment under this Agreement other than a termination for Cause or a termination due to Executive’s death or Disability will be considered a termination “without Cause” under this Agreement.
e.	Termination by Executive. Executive may terminate Executive’s employment under this Agreement at any time for any reason, including but not limited to a Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s consent:
i.Company materially breaches any term of this Agreement, and such breach causes or is likely to cause material harm to the Executive;
ii.A permanent change in Executive’s responsibilities occurs that represents a material reduction or material adverse change from Executive’s overall responsibilities, taken as a whole;

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iii.Company requires Executive to relocate Executive’s principal place of employment to a location greater than fifty (50) miles from Executive’s primary residence within the continental United States; or
iv.Executive’s Base Salary or Annual Bonus target amount is substantially reduced or diminished.

Executive’s termination for Good Reason occurs under this Agreement only if: (1) Executive provides written notice to the Company within 30 days after Executive becomes aware of circumstances giving rise to Good Reason; (2) Company fails to correct the circumstances giving rise to Good Reason within 30 days following Company’s receipt of such notice (“Cure Period”); and (3) Executive resigns within 30 days following the end of the Cure Period. If Company cures the Good Reason condition during the Cure Period or Executive chooses not to resign, termination Good Reason will not occur.

f.	Termination Notice. Except for termination due to Executive’s death, if either Party terminates Executive’s employment under this Agreement, the terminating Party shall provide a written Termination Notice to the non-terminating Party (“Termination Notice”).
g.	Termination Date. “Termination Date” means: (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Company terminates Executive’s employment for Cause or due to Executive’s Disability, the date on which the Termination Notice is given; (iii) if Company terminates Executive’s employment without Cause, the date on which a Termination Notice is given; (iv) if Executive terminates Executive’s employment without Good Reason, 30 days after the date on which a Termination Notice is given; and (v) if Executive terminates Executive’s employment with Good Reason, the date on which a timely Termination Notice is given after the end of the Cure Period. However, if Executive gives a Termination Notice to Company, Company may unilaterally accelerate the Termination Date, and such acceleration will not result in Company’s termination for purposes of this Agreement.
4.	Compensation Upon Termination.
a.	Termination Generally. If Executive’s employment with the Company is terminated for any reason, Company shall pay or provide to the Executive (or to Executive’s authorized representative or estate) the following:
i.	Any Base Salary and Annual Bonus earned through the Termination Date, outstanding reimbursable expenses, and earned, unused PTO that accrued through the Termination Date on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date; and
ii.	Any vested benefits the Executive may have under Company’s benefit plans for senior executive officers through the Termination Date, which vested benefits shall be paid or provided in accordance with the terms of such benefit plans

(collectively, “Accrued Benefits”).

b.	Termination Without Cause or with Good Reason. If Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment with Good Reason, then Company shall pay Executive any Accrued Benefits. In addition, subject to Executive’s continued compliance with the Confidentiality Agreement, Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, and non-disparagement, in a form and manner satisfactory to the Company (“Separation Agreement and Release”), and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:
i.	Company shall pay Executive an amount equal to six (6) months of the Executive’s Base Salary in effect as of the Termination Date (“Severance Amount”);
ii.	Company shall pay Executive a portion of the Annual Bonus, pro-rated through the Termination Date, calculated in accordance with Section 2(b) of this Agreement, except that for purposes of this Section only, “Performance Milestones” will only include Company

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performance metrics and will not include consideration of Executive’s individual performance (“Severance Bonus”). Any Severance Bonus paid pursuant to this provision shall be paid at the same time and in the same manner as other employees under the same bonus plan are paid; and
iii.	If Executive was participating in any Company group health plan immediately prior to the Termination Date and elects COBRA health continuation, then Company shall pay to Executive a monthly cash payment for six (6) months or Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that Company would have made to provide health insurance to Executive if Executive had remained employed by Company.

Company shall pay out amounts payable under Section (b)(i) and (iii) in substantially equal installments in accordance with the Company’s payroll practice over six (6) months commencing within sixty (60) days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, Company will begin to pay the Severance Amount in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment will include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date. Notwithstanding the foregoing or Section 2(b) of this Agreement, Company shall pay any Severance Bonus due under this Section within seventy-five (75) days of fiscal year end. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, Executive is not entitled to any Severance Amount if Executive breaches the Confidentiality Agreement, or the confidentiality provisions of this Agreement.

5.	Section 280G.

a.	In the event that it shall be determined that, for any taxable year, Executive would be subject to an excise tax under Section 4999 of the Code or other substitute or similar tax assessment (“Excise Tax”) as a result of any payment (including, without limitation, any acceleration of vesting of any equity or equity-based awards, severance payments or any payments made pursuant to any benefit plan of Company applicable to Executive individually or generally to employees of Company) or distribution to or for the benefit of Executive from Company Group (“Payment”), Company will pay, or cause to be paid, to or on behalf of Executive an additional amount (“Gross-Up Payment”). The Gross-Up Payment will be an amount such that the net amount that Executive retains, after deduction of (i) the Excise Tax on the Payments, (ii) any federal, state, and local income tax and the Excise Tax upon the Gross-Up Payment, and (iii) any interest, penalties, or additions to tax payable by Executive with respect thereto, will be equal to the total present value (determined under Section 280G(d)(4) of the Code) of the Payments at the time such Payments are to be made, as determined by Company in good faith. The Gross-Up Payments are subject to tax withholding, and all or a portion may be withheld and paid over to the Internal Revenue Service (“IRS”) or any other applicable taxing authority for Executive’s benefit at the time when the Excise Tax is required to be withheld from any Payment to Executive.

b.	Subject to the provisions of this Section 5(b), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified accounting firm designated jointly by Company and Executive (“Consultant”); provided, however, if Company and Executive are unable to designate jointly the accounting firm, then the firm shall be the accounting firm used by Company at the time of the transaction giving rise to the Excise Tax. The Consultant shall provide detailed supporting calculations to the Parties within 20 business days following the consummation of a transaction or series of transactions to which Section 280G of the Code applies and within 20 business days following Executive’s receipt of any other Payment (provided,

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that no additional report shall be provided for each payment of COBRA premiums, unless the cost of such premiums changes). All fees and expenses of the Consultant shall be borne solely by Company. For purposes of making the calculations required by this Section 5, the Consultant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Consultant under this Agreement, it is possible that Gross-Up Payments which will not have been made by Company should have been made (“Underpayment”), consistent with the calculations required to be made under this Agreement. If Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Consultant shall determine the amount of the Underpayment that has occurred and any such Underpayment plus any applicable interest or penalties, and such amount shall be paid within ten (10) calendar days of such determination by Company to the IRS or any other applicable taxing authority for Executive’s benefit.

c.	Executive shall notify Company in writing of any claim by the IRS that, if successful, would require the payment by Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim Executive shall:

i.	Give Company any information reasonably requested by Company relating to such claim;
ii.	Take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by any attorney reasonably selected by Company;
iii.	Cooperate with Company in good faith in order effectively to contest such claim; and
iv.	Permit Company to participate in any proceeding relating to such claim;

provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided further, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Agreement and Executive shall be entitled to settle or contest, as the case

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may be, any other issue raised by the IRS or any other taxing authority.

d.	If, after the receipt by Executive of an amount advanced by Company pursuant to Section 5(b) or Section 5(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

e.	If it is established pursuant to a final determination of a court or an IRS proceeding that the Excise Tax is less than the amount previously taken into account under this Agreement, Executive will repay Company the portion of the Gross-Up Payment attributable to such reduction plus any interest received by Executive pursuant to such final determination or from the IRS on the amount of such repayment; provided that if any such amount has been paid by Executive as an Excise Tax or other tax, Executive will cooperate with Company in seeking a refund of any tax overpayments, and Executive will not be required to make repayments to Company until the overpaid taxes and interest thereon are refunded to Executive. Executive will make the repayment to Company no later than 30 days after Executive’s receipt of notice of such final determination or, if Executive paid such amounts to the IRS, 30 days after Executive receives a refund of such amounts from the IRS, if later.

6.	Section 409A.

a.	Specified Employees. Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of six months and one day after the Executive’s separation from service, or the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b.	Reimbursements. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any payment or benefit paid to Executive hereunder in respect of reimbursement of taxes incurred by Executive shall be paid to Executive no later than the end of the calendar year following the year in which the related taxes are required to be paid.

c.	Non-Qualified Deferred Compensation. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then

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such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d.	General. The intent of the Parties is that the payments and benefits provided pursuant to this Agreement shall be exempt from or comply with Section 409A of the Code, and this Agreement shall be administered in accordance with such intent. To the extent that any provision of this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner so that all payments under this Agreement comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). This Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations to preserve the payments and benefits provided hereunder without additional cost to either Party. Notwithstanding the foregoing, Company makes no representations or warranties that the payments and benefits provided under this Agreement comply with Section 409A of the Code or do not constitute deferred compensation under Section 409A of the Code, and Company shall not be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

7.	Confidential Information and Cooperation. The Executive agrees that Executive shall be bound by the terms of the Confidentiality Agreement.
a.	Executive agrees that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment or this Agreement belongs to Company, and Executive shall promptly return such property to the Company upon termination of Executive’s employment or upon Company’s request.
b.	Upon termination of Executive’s employment, Executive shall be deemed to have resigned from any offices and directorships Executive then held with the Company and its affiliates. Following any termination of employment, Executive shall reasonably cooperate with Company (i) in the winding up of pending work on Company’s behalf and the orderly transfer of work to other employees, and (ii) in the defense of any action brought by any third party against the Company relating to Executive’s employment by Company; provided, that in each case Company shall reimburse the Executive for any reasonable and documented out-of-pocket fees and expenses incurred by Executive in connection with such cooperation.
8.	Non-Solicitation of Employees. Executive understands and acknowledges that Zynex has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause Zynex significant and irreparable harm. During Employee’s employment and for one (1) year following termination of Executive’s employment with Zynex, Employee shall not actively, whether directly or indirectly, solicit or attempt to solicit, recruit, induce, encourage, or influence any employee, agent, or representative of Zynex, or any employee who has been employed by Zynex in the one (1) year preceding Employee’s last day of employment at Zynex, to terminate their employment with Zynex without Zynex’s express written consent. Executive shall not cause, by way of such direct or indirect inducement or attempted inducement, any employee, agent, or representative of Zynex to negatively alter their relationship with the Company. “Negatively alter” means to do any damage whatsoever, even minor, to the Company, with the term “damage” to be broadly construed.
9.	Publicity. Executive irrevocably consents to any uses and displays by Company and its duly authorized agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance, and biographical

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information in, on, or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Term, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Executive. Executive forever waives and releases the Company and its affiliates, and their directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Term, arising directly or indirectly from the exercise of rights in connection with any Permitted Uses.
10.	Representations and Warranties. Executive represents and warrants to Company the following:

a.	Executive’s acceptance of employment with Company and the performance of duties under this Agreement does not and will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

b.	Executive’s acceptance of employment with Company and the performance of duties under this Agreement will not violate any non-solicitation, non-competition, or other similar covenant or agreement to which Executive is a party or otherwise bound, including agreements with prior employers.

11.	Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, breach or this Agreement, or otherwise arising out of Executive’s employment or the termination of employment, will be governed by the Mutual Agreement to Arbitrate attached to this Agreement as EXHIBIT E (“Arbitration Agreement”).

12.	Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce the Arbitration Agreement, the Parties consent to the jurisdiction of the District Court of Douglas County, Colorado, and the United States District Court for the District of Colorado. With respect to any such court action, Executive submits to the personal jurisdiction of such courts, consents to service of process, and waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
13.	Integration. This Agreement, together with any documents incorporated by reference into this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements between the Parties concerning such subject matter.
14.	Withholding. All payments made by Company to Executive under this Agreement shall be net of any tax or other amounts required to be withheld by Company under applicable law.
15.	Enforceability. If any part of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement will remain in full force and effect, and each part of this Agreement will be valid and enforceable to the fullest extent permitted by law.
16.	Survival. The provisions of this Agreement survive termination of this Agreement or the termination of Executive’s employment to the extent necessary to effectuate the terms and conditions of this Agreement.
17.	Waiver. No waiver of any provision of this Agreement is effective unless made in writing and signed by the waiving Party. Any Party’s failure to require the performance of any term or obligation of this Agreement, or any Party’s waiver of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.	Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the Party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:
a.	To Executive:

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To the address specified in the payroll records of the Company.

b.	To Company:

Zynex, Inc.

ATTN: Board of Directors, Legal

9655 Maroon Circle

Englewood, Colorado 80112 USA

With a copy to: legal@zynex.com

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

19.	Amendment. This Agreement may be amended or modified only with approval of the Board and by a written instrument signed by the Executive and the Chair of the Board.
20.	Governing Law. This is a Colorado contract and shall be construed under and be governed in all respects by the laws of the State of Colorado, without giving effect to conflict of laws principles. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the District of Colorado.
21.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
22.	Interpretation, Headings. As used in this Agreement, the use of the word “or” means “and/or.” This Agreement employs the use of “they” as a singular or plural pronoun as context requires. Headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
23.	Successors and Assigns. This Agreement is personal to Executive and Executive shall not assign this Agreement. Any purported assignment by the Executive is automatically void. Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
24.	Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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The Parties have executed this Agreement as of the Effective Date.

ZYNEX, INC. By: /s/ MICHAEL D. CRESS_________________ MICHAEL D. CRESS Chair of the Compensation Committee Board of Directors Date: ___8/18/2025______________________	EXECUTIVE _/s/ JOHN BIBB______________________ JOHN BIBB, an individual Date: ___8/18/2025___________________

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Exhibit 10.1

EXHIBIT A

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EXHIBIT B

ZYNEX, INC. INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (“Agreement”), dated as of August 18, 2025 (“Effective Date”), is by and between Zynex, Inc., a Nevada corporation (“Company”) and John Bibb (“Indemnitee”) (collectively, “Parties”).

A.	Company expects Indemnitee to join Company as an officer;
B.	Both Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies;
C.	The Board of Directors of Company (“Board”) has determined that enhancing Company’s ability to retain and attract the most capable persons as directors and officers is in Company’s best interests, and Company therefore should seek to assure such persons that indemnification and insurance coverage is available;
D.	To provide Indemnitee with substantial protection against personal liability, procure Indemnitee’s service as an officer of Company, enhance Indemnitee’s ability to serve Company effectively, and provide such protection pursuant to express contract rights, Company wishes to provide in this Agreement for indemnification of, and advancement of Expenses to, Indemnitee as set forth in this Agreement and to the extent insurance is maintained for the continued coverage of Indemnitee under Company’s directors’ and officers’ liability insurance policies;
E.	The Parties intend this Agreement to supplement, not substitute, indemnification provided in the Constituent Documents, and this Agreement does not limit, diminish, or abrogate any Indemnitee rights under the Constituent Documents; and
F.	The Parties intend this Agreement to be enforceable irrespective of any changes to the Constituent Documents, the composition of the Board, or control or business combination transaction relating to Company.

The Parties agree as follows:

Definitions. In this Agreement, the following terms have the following meanings:

“Beneficial Owner” means the term “beneficial owner” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

“Change in Control” means the occurrence of any of the following events after the Effective Date:

any Person, excluding the Sandgaard Group, becomes the Beneficial Owner, directly or indirectly, of securities of Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding Voting Securities, unless the change in relative Beneficial Ownership of Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

the effective date of a reorganization, merger, or consolidation, other than a reorganization, merger, or consolidation in which the Voting Securities of Company outstanding immediately prior to such transaction will continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity), fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the entity resulting from such transaction outstanding immediately after

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such transaction and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

during any period of two consecutive years, not including any period prior to the execution of this Agreement, individuals who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board; or

the stockholders of Company approve a plan of complete liquidation or dissolution of Company or an agreement for the sale or disposition by Company of all or substantially all of Company’s assets.

“Claim” means any threatened, pending, or completed action, suit, proceeding, arbitration, mediation, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, or proceeding (including those brought by or in the right of the Company, civil, criminal, administrative, arbitrative, appellate, investigative, formal, informal, or otherwise; pursuant to foreign, federal, state, local, or other law or regulation; and those pending as of the Effective Date in which Indemnitee was, is, or will be involved as a party, potential party, non-party witness, or otherwise) arising by reason of the fact that Indemnitee is or was a director, officer, employee, or agent of Company or any subsidiary of Company, or is or was serving at the request of Company as a director, officer, employee, member, manager, trustee, or agent of any other corporation, limited liability company, partnership, joint venture, trust, or other entity or enterprise (collectively with Company, “Enterprise”) or by reason of an action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification or advancement of expense can be provided under this Agreement).

“Constituent Documents” means Company’s Articles of Incorporation and Bylaws, as amended.

“Disinterested Director” means a director of Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

“Expenses” means any and all reasonable expenses, including attorneys’ and experts’ fees, retainers, witness fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, postage, delivery fees and all other costs, disbursements and expenses of the types incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness, or participate in, any Claim. Expenses also include (i) expenses incurred in connection with any appeal resulting from any Claim, including the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 5 of this Agreement only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement, or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

“Expense Advance” means any payment of Expenses advanced to Indemnitee by Company pursuant to Section 4 or Section 5 of this Agreement.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently performs, nor in the past five (5) years has performed, services for either: (i) Company or Indemnitee (other than in connection with matters concerning Indemnitee under this Agreement or of other Company indemnitees under similar agreements) or (ii) any other party to the Claim giving rise to a claim for indemnification under this Agreement. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct, would have a conflict of interest

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in representing either Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

“Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal, or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness, or participate in, any Claim.

“Nevada Court” means the District Court of the State of Nevada, Clark County, or the business court of the State of Nevada, if the State of Nevada establishes such a court.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity, and includes the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.

“Sandgaard Group” means (i) Thomas Sandgaard, who as of the Effective Date is a director of Company and a beneficial owner of 30% or more of Company’s common stock; (ii) any affiliate, as defined in Rule 12b-2 under the Exchange Act; (iii) a Related Party of Mr. Sandgaard; and (iv) any transferee of common stock owned beneficially by any person described in the foregoing clauses that is approved in advance of a transfer by a majority of the Board of Directors of Company. For this purpose, “Related Party” means: (i) a spouse, children (by blood or adoption), and other descendants (by blood or adoption); (ii) any trust primarily for the benefit of Mr. Sandgaard or any of the persons described in clause (i), including the Sandgaard Family Trust; (iii) any entity owned beneficially entirely by Mr. Sandgaard, parties described in clause (i), or parties described in clause (ii), including Sandgaard Holdings LLC; and (iv) in the case of the death of Mr. Sandgaard or any party that was a Related Party immediately prior to the person’s death, the heirs, legatees, devisees, distributees, personal representatives, or estate of the deceased person, whether by will or intestacy.

“Standard of Conduct Determination” shall have the meaning ascribed to it in Section 9(b) of this Agreement.

“Voting Securities” means any securities of Company that vote generally in the election of directors.

Services to Company. Indemnitee agrees to serve as a director or officer of Company, or at Company’s request as a director, officer, employee, member, manager, trustee, or agent of an Enterprise, for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders their resignation, is removed from such position, or is otherwise no longer serving in such capacity. This Agreement is not an employment agreement between Indemnitee and Company, any of Company’s subsidiaries, or Enterprise. Indemnitee specifically acknowledges that their service to Company, any of Company’s subsidiaries, or Enterprise is at will and Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment agreement between Indemnitee and Company, any of Company’s subsidiaries, or Enterprise, other applicable formal severance policies duly adopted by the Board or, with respect to service as a director or officer of Company, by Company’s Constituent Documents or the laws of the State of Nevada. This Agreement continues in force after Indemnitee has ceased to serve as a director or officer of Company or, at the request of Company, of any of its subsidiaries or Enterprise, as provided in Section 12 of this Agreement.

Indemnification. Subject to Sections 9 and 10 of this Agreement, Company shall indemnify Indemnitee, to the fullest extent permitted by the applicable law, against all Losses, if Indemnitee was, is, or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim, including Claims brought by or in the right of Company, Claims brought by third parties, and Claims in which Indemnitee is solely a witness.

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Advancement of Expenses. Indemnitee may obtain advancement by Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any Expenses actually and reasonably paid or incurred by Indemnitee in connection with any Claim arising out of an Indemnifiable Event. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct or the availability of insurance coverage. Without limiting the generality or effect of the foregoing, within ten (10) business days after receipt of any request by Indemnitee, Company shall either, in accordance with such request, (a) pay such Expenses on Indemnitee’s behalf, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses. In connection with any request for Expense Advances, Indemnitee is not required to provide any documentation or information that would undermine or otherwise jeopardize attorney-client privilege. In connection with any request for Expense Advances, Indemnitee shall execute and deliver to Company an undertaking (which need not reference Indemnitee’s ability to repay the Expense Advances), in the form of Exhibit A attached to this Agreement, to repay any amounts paid, advanced, or reimbursed by Company for such Expenses if and to the extent it is ultimately determined, following the final disposition of such Claim, that Indemnitee is not entitled to indemnification by the Company. Indemnitee’s obligation to reimburse Company for Expense Advances will be unsecured and without interest charged.

Indemnification for Expenses in Enforcing Rights. To the fullest extent allowed under applicable law, Company shall indemnify against, and, if requested by Indemnitee, advance to Indemnitee subject to and in accordance with Section 4 of this Agreement, any Expenses actually and reasonably paid or incurred by Indemnitee in connection with any action or proceeding by Indemnitee for (a) indemnification, reimbursement, or advancement of Expenses by Company under this Agreement, or under any other agreement or provision of the Constituent Documents relating to Claims, or (b) recovery under any directors’ and officers’ liability insurance policies maintained by Company. However, if Indemnitee is ultimately determined not to be entitled to such indemnification or insurance recovery, Indemnitee shall repay to Company all amounts advanced under this Section 5, provided Indemnitee’s obligations to repay such amounts will be unsecured and without interest charged. Company is not required to indemnify or advance funds to Indemnitee, and Indemnitee shall reimburse Company for any such funds paid, if a court of competent jurisdiction determines that such action brought by Indemnitee was frivolous or not made in good faith.

Partial Indemnity. If Indemnitee is entitled to indemnification by Company under this Agreement for a portion of any Losses in respect of a Claim, but not for the total amount of Losses, Company shall indemnify Indemnitee for the portion of Losses to which Indemnitee is entitled.

Notification and Defense of Claims.

Notification of Claims. Indemnitee shall notify Company in writing as soon as practicable of any Claim or potential Claim. Indemnitee shall include in the notice a brief description of the nature and underlying facts of such Claim, based on information available to Indemnitee. Indemnitee’s failure to timely notify Company does not relieve Company of its obligations under this Agreement, unless such failure materially prejudices Company.

Notice to Insurance. If at the time of the receipt of such notice, Company has directors’ and officers’ liability insurance in effect under which coverage for Claims is potentially available, Company shall give prompt written notice to the applicable insurers in accordance with the procedures set forth in the applicable policies. Following Indemnitee’s request, Company shall provide Indemnitee a copy of such notice to and correspondence between applicable insurers regarding the Claim.

Defense of Claims. Company may participate in the defense of any Claim at its own expense and, except as otherwise provided below, Company may assume the defense of the Claim in Company’s sole discretion. After Company provides notice to Indemnitee of such election, Company will not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee may continue to employ its own legal counsel in such Claim at Indemnitee’s own expense. However, Indemnitee may

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retain its own separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any such Claim) and Company shall bear all Expenses related to such separate counsel if: (i) Company has provided written authorization of Indemnitee’s employment of their own legal counsel at Company’s expense; (ii) Indemnitee has reasonably determined a conflict of interest may exist between Indemnitee and Company in the defense of such Claim; (iii) after a Change in Control, Indemnitee’s employment of its own counsel has been approved by the Independent Counsel; or (iv) Company has not retained counsel to defend such Claim within sixty (60) calendar days of Company’s receipt of notice from Indemnitee.

Application for Indemnification. In addition to the notice required under Section 7 of this Agreement, to obtain indemnification pursuant to this Agreement, Indemnitee must submit a written request for indemnification to Company that includes documentation and information reasonably available to Indemnitee and reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following final disposition of the Claim. Company shall indemnify Indemnitee insofar as Company determines Indemnitee is entitled to indemnification in accordance with Section 9 of this Agreement.

Determination of Right to Indemnification.

Mandatory Indemnification; Indemnification as a Witness.

If Indemnitee is successful in whole or in part on the merits or otherwise in defense of any Claim or in defense of any issue or matter in the Claim, including dismissal without prejudice, Company shall indemnify Indemnitee against all Losses relating to such Claim in accordance with Section 3 to the fullest extent allowable by law.

If Indemnitee’s involvement in a Claim is to prepare to serve and serve as a witness, and not as a party, Company shall indemnify Indemnitee against all Losses incurred in connection with such preparation and service as a witness to the fullest extent allowable by law.

Standard of Conduct. If Section 9(a) of this Agreement does not apply to a finally disposed Claim, any determination that Indemnitee has satisfied an applicable standard of conduct under the laws of the State of Nevada that is a legally required condition to indemnification or that Expense Advances must be repaid to Company (“Standard of Conduct Determination”) shall be made as follows:

if a Change in Control has not occurred, (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, or (C) if there are no such Disinterested Directors or if such Disinterested Directors so direct, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and

if a Change in Control has occurred, (A) if Indemnitee so requests in writing, by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, or (B) by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, reimburse or advance to Indemnitee, within ten (10) business days of receipt of such request, all Expenses incurred by Indemnitee in cooperating with the person or persons making such Standard of Conduct Determination.

Making the Standard of Conduct Determination. Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 9(b) to be made as promptly as practicable. If the person(s)

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designated to make the Standard of Conduct Determination under Section 9(b) do not make a determination within 30 days after the later of (A) Company’s receipt of Indemnitee’s written request for indemnification pursuant to Section 8 of this Agreement (“Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, and then Indemnitee will be deemed to have satisfied the applicable standard of conduct unless an extension is available. Such 30-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person(s) making such determination in good faith require additional time to obtain or evaluate relevant information. No determination on Indemnitee’s entitlement to indemnification under this Agreement is required prior to the final disposition of any Claim.

Payment of Indemnification. If, regarding any Losses:

Indemnitee is entitled to indemnification pursuant to Section 9(a);

no Standard Conduct Determination is legally required as a condition to indemnification under this Agreement; or

Indemnitee has been determined or deemed pursuant to Section 9(b) or Section 9(c) to have satisfied the Standard of Conduct Determination,

then Company shall pay to Indemnitee, within five (5) business days after the later of (A) the Notification Date or (B) the earliest date on which the applicable criteria specified in clauses (i), (ii), or (iii) are satisfied, an amount equal to such Losses.

Independent Counsel Selection for Standard of Conduct Determination. If a Standard of Conduct Determination is to be made by Independent Counsel, the Board shall select Independent Counsel, and Company shall notify Indemnitee in writing of the identity of Independent Counsel. Indemnitee may, within ten calendar days after receiving written notice of selection, deliver to Company a written objection to such selection specifying with particularity the factual basis of the objection; provided Indemnitee may assert such objection only on the ground that selected counsel does not satisfy the criteria set forth in the definition of “Independent Counsel” in this Agreement. Absent a proper and timely objection, the person or firm selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the selected counsel may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit; and (ii) the Board may select an alternative Independent Counsel in accordance with the provisions of this Section. If applicable, the selection and objection provisions of this Section apply to successive alternative selections. If no Independent Counsel is selected within 20 days after Company gives its initial notice of selection, either Company or Indemnitee may petition the Nevada Court to resolve any objection to the selection of Independent Counsel or to appoint Independent Counsel selected by the Court or such other person as the Court shall designate. Company shall pay all Independent Counsel’s reasonable fees and expenses incurred in connection with Independent Counsel’s determination.

Presumptions and Defenses..

Indemnitee’s Entitlement to Indemnification. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and Company shall have the burden of proof to overcome that presumption and establish Indemnitee is not so entitled. Indemnitee may challenge in Nevada Court any Standard of Conduct Determination adverse to Indemnitee. Company’s determination (including a determination by its directors or Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct may not be used as a defense to any legal proceedings brought by Indemnitee to

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secure indemnification or reimbursement or advance payment of Expenses by Company under this Agreement or create a presumption that Indemnitee has not met any applicable standard of conduct.

Reliance as a Safe Harbor. Without creating any presumption as to a lack of good faith if the following circumstances do not exist, Indemnitee shall be presumed to have acted in good faith and in a manner they reasonably believe to be in or not opposed to Company’s best interests under this Agreement if Indemnitee’s actions or omissions are taken in good faith reliance on Company records, including its financial statements, or on information, opinions, reports, or statements furnished to Indemnitee by Company officers or employees or any of Company’s subsidiaries in the course of their duties, or by Board committees or by any other Person (including legal counsel, accountants, and financial advisors) as to matters Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of Company. In addition, the knowledge, actions, or omissions of any Company director, officer, agent, or employee will not be imputed to Indemnitee for purposes of determining the right to indemnity under this Agreement.

No Other Presumptions. The termination of any Claim by judgment, order, settlement (with or without court approval), conviction, or a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or have any particular belief, or that indemnification under this Agreement is otherwise not permitted.

Defense to Indemnification and Burden of Proof. Company may bring as a defense to any action brought by Indemnitee to enforce this Agreement (other than an action to enforce a claim for Losses incurred in defending against a Claim in advance of its final disposition) that applicable law does not permit Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, Company shall bear the burden of proving such a defense or that Indemnitee did not satisfy the applicable standard of conduct.

Resolution of Claims. Company acknowledges that a settlement or other disposition short of final judgment may be successful on the merits or otherwise for purposes of Section 9(a)(i) if it permits a party to avoid expense, delay, distraction, disruption, and uncertainty.

Exclusions from Indemnification. Notwithstanding anything in this Agreement to the contrary, Company is not obligated to:

indemnify or advance funds to Indemnitee for Expenses or Losses with respect to proceedings initiated by Indemnitee, including any proceedings against Company or its directors, officers, employees, or other indemnitees and not by way of defense, except:

funds owed under proceedings referenced in Section 5 of this Agreement; or

proceedings that Company has joined, or that the Board has consented to initiating;

indemnify Indemnitee if a final decision by a court of competent jurisdiction determines such indemnification is prohibited by applicable law;

indemnify or advance funds to Indemnitee for the disgorgement of profits arising from Indemnitee’s purchase or sale of Company securities in violation of Section 16(b) of the Exchange Act, or any similar successor statute;

indemnify or advance funds to Indemnitee for Indemnitee’s reimbursement to Company of any bonus or other incentive- or equity-based compensation Indemnitee previously received, or payment of any profits Indemnitee realized from the sale of Company securities, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”) in connection with an accounting

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restatement of Company or under any Company clawback policy adopted to comply with Rule 10D-1 under the Exchange Act and applicable stock exchange listing requirements, or payment to Company of profits arising from Indemnitee’s purchase or sale of securities in violation of Section 306 of SOX).

The Parties acknowledge that in certain circumstances, federal law or applicable public policy may prohibit Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that Company has undertaken, or may be required in the future to undertake, with the Securities and Exchange Commission to submit a question of indemnification to a court of competent jurisdiction in certain circumstances to determine Company’s right under public policy to indemnify Indemnitee.

Settlement of Claims. Company is not liable to Indemnitee under this Agreement for amounts paid to settle any Claim effected without Company’s prior written consent, not to be unreasonably withheld; provided, however, that if a Change in Control has occurred, Company shall indemnify Indemnitee for amounts paid in settlement if Independent Counsel approved the settlement. Company shall not settle any Claim in any manner that would impose Losses on Indemnitee without Indemnitee’s prior written consent.

Duration. The terms and conditions of this Agreement remain in effect while Indemnitee serves as a director or officer of Company (or at Company’s request as a director, officer, employee, member, trustee, or agent of another Enterprise) and continue during and after such service (i) for so long as Indemnitee may be subject to any possible Claim, including any appeal rights, and (ii) throughout the pendency of any proceeding, including any appeal rights, Indemnitee commences to enforce or interpret their rights under this Agreement.

Non-Exclusivity. Indemnitee’s rights under this Agreement are in addition to any other rights Indemnitee may have under the Constituent Documents, the Nevada Business Corporation Act, any other contract, or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right under this Agreement, and (b) if any change is made to any Other Indemnity Provision that permits any greater right to indemnification than that provided under this Agreement as of the date of this Agreement, Indemnitee will be deemed to have such greater right under this Agreement. Company will not adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish, or encumber Indemnitee’s right to indemnification under this Agreement or any Other Indemnity Provision.

Liability Insurance. During Indemnitee’s service as a director or officer of Company, and after such service for so long as Indemnitee is subject to any pending Claim, Company shall use commercially reasonable efforts (considering the scope and amount of coverage available relative to cost) to maintain in effect policies of directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by Company’s current policies of directors’ and officers’ liability insurance. In all policies of directors’ and officers’ liability insurance maintained by Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of Company’s directors, if Indemnitee is a director, or of Company’s officers, if Indemnitee is an officer and not a director by such policy. Upon request, Company will provide to Indemnitee copies of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements, and other related materials.

No Duplicate Payments. Company is not obligated under this Agreement to make any payment to Indemnitee for any Losses to the extent Indemnitee has otherwise received payment under any insurance policy, the Constituent Documents, Other Indemnity Provisions, or otherwise of the amounts otherwise indemnifiable by Company under this Agreement.

Subrogation. If Company makes a payment to Indemnitee under this Agreement, Company will be subrogated to the extent of such payment to all Indemnitee’s rights of recovery. Indemnitee shall execute all papers required and shall do everything

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that may be necessary to secure such rights, including executing such documents necessary to enable Company to effectively to bring suit to enforce such rights.

Amendments. Any supplement, modification, or amendment of this Agreement must be executed in writing by both Parties. Any waiver of the provisions of this Agreement must be in writing signed by the Party against whom enforcement is sought, such waiver does not operate as a waiver of any other provision of this Agreement and does not constitute a continuing waiver. A Party’s failure or delay in exercising any right or remedy under this Agreement does not constitute a waiver of such right or remedy, except as specifically provided in this Agreement.

Binding Effect. This Agreement is binding on, inures to the benefit of, and is enforceable by the Parties and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of Company’s business or assets), assigns, spouses, heirs, and personal and legal representatives. Company shall ensure any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part of the business or assets of Company, by written agreement in form and substances satisfactory to Indemnitee, expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession had taken place.

Severability. If all or part of any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void, or otherwise unenforceable, the remaining provisions of the Agreement remain enforceable to the fullest extent permitted by law. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement in a mutually acceptable manner to effect the Parties’ original intent as closely as possible.

Notices. The Parties shall make all notices, requests, demands, and other communications under this Agreement in writing, which are duly given if delivered by hand, against receipt, or mailed, by postage prepaid, certified, or registered mail:

If to Indemnitee, to the address set forth on the signature page of this Agreement.

If to Company, to:

Zynex, Inc.

Attn: Julia Thibault, General Counsel

9655 Maroon Cir.

Englewood, CO 80112

The Parties shall provide any notice of change of address in accordance with this Section. All notices complying with this Section are considered received on the date of hand delivery or on the third business day after mailing.

Governing Law and Forum. This Agreement is governed by, construed, and enforced in accordance with the laws of the State of Nevada without effect to conflicts of laws principles. The Parties irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Nevada Court and not in any other state or federal court in the United States, (b) consent to submit to the exclusive jurisdiction of the Nevada Court for purposes of any action or proceeding arising out of or in connection with this Agreement, and (c) waive, and agree not to plead or make, any claim that the Nevada Court lacks venue or that any such action or proceeding brought in the Nevada Court has been brought in an improper or inconvenient forum.

Headings and Interpretation. This Agreement’s headings are for convenience only, do not constitute part of this Agreement, and do not affect its construction or interpretation. As used in this Agreement, use of the word “or” is not exclusive, “they” is used as a singular or plural pronoun as context requires, and use of “including” or similar words means “including, without limitation.”

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Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement.

[signature page follows]

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The Parties have executed this Agreement as of the Effective Date.

ZYNEX, INC.

By: __________________________________

Michael D. Cress

Chair of the Compensation Committee

Board of Directors

Date: ________________________________

INDEMNITEE

_____________________________________

John Bibb, an individual

Date: ________________________________

Address:

_____________________________________

_____________________________________

_____________________________________

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Exhibit A to indemnification Agreement

FORM OF UNDERTAKING TO REPAY ADVANCEMENT OF EXPENSES

[Letterhead of Indemnitee]

[Date]

To: Board of Directors

Zynex, Inc.

c/o General Counsel/Corporate Secretary

Ladies and Gentlemen:

This undertaking is being provided pursuant to the resolution(s) of the Board of Directors of Zynex, Inc. (“Company”), dated [Date of Resolution(s)] (the “Resolution(s)”), pursuant to which I am entitled to advancement of expenses in connection with that certain [claim description, including, if applicable, name of adverse parties or government agency, venue, case number, parties involved] (the “Claim”).

I am subject to the Claim by reason of my status as an officer, director and employee, of Company and certain of its subsidiaries or by reason of alleged actions or omissions by me in such capacity. During the period of time to which the Claim relates, I was [an officer and/or director] of Company. Pursuant to the Resolution(s), Company has agreed to advance out-of-pockets costs and expenses that are actually and reasonably incurred by or for me in connection with the Claim, including attorneys’ fees and certain other costs, provided that I execute and submit to Company this undertaking in which I undertake to repay any such expenses paid by Company on my behalf, if it shall be ultimately determined that I am not entitled to be indemnified therefor.

This letter shall constitute my undertaking to repay to Company any expenses paid by it on my behalf in connection with the Claim if it is ultimately determined that I am not entitled to be indemnified with respect to such expenses as set forth above.

Sincerely,

[Indemnitee]

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EXHIBIT C

ZYNEX, INC.

CLAWBACK POLICY

EFFECTIVE November 28, 2023

1.	Purpose. The purpose of this Zynex Inc. (the “Company”) Clawback Policy (this “Policy”) is to enable the Company to recover Erroneously Awarded Compensation from Covered Executive Officers in the event that the Company is required to prepare an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Listing Rule 5608 of the corporate governance rules of The Nasdaq Stock Market (“Nasdaq”) (the “Listing Standards”). Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section 2.

2.	Definitions. As used in this Policy, the following capitalized terms shall have the meanings set forth below.

a.	“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or to correct an error that is not material to the previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

b.	“Accounting Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board’s action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

c.	“Applicable Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

d.	“Board” means the board of directors of the Company.

e.	“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation regulation amending, supplementing, or superseding such section or regulation.

f.	“Covered Executive Officer” means an individual who is currently or previously served as the Company’s principal executive officer, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), an officer who performs(or performed) a policy-making function, or any other person who performs (or performed) similar policy-making functions for the Company or is otherwise determined to be an executive officer of the Company pursuant to Item 401(b) of Regulation S-K. An executive officer of the Company’s parent or subsidiary is deemed a “Covered Executive Officer” if the executive officer performs (or performed) such policy- making functions for the Company.

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g.	“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

h.	“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a “Financial Reporting Measure.”

i.	“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

3.	Administration. This Policy shall be administered by the Board, the Compensation Committee of the Board (the “Compensation Committee”), the Audit Committee of the Board (the “Audit Committee”) or a special committee comprised of members of the Compensation Committee and Audit Committee. For purposes of this Policy, the body charged with administering this Policy shall be referred to herein as the “Administrator.” The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Covered Executive Officers, and need not be uniform with respect to each person covered by this Policy.

In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Administrator with respect to a Covered Executive Officer under this Policy in no way limits the Administrator’s decision to act or not to act with respect to any other Covered Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Executive Officer other than as set forth in this Policy.

4.	Application of this Policy. This Policy applies to all Incentive-Based Compensation received by a person: (a) after beginning service as a Covered Executive Officer; (b) who served as a Covered Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange; and (d) during the Applicable Period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received

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when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

5.	Recovery Erroneously Awarded Compensation. In the event of an Accounting Restatement, the Company must recover Erroneously Awarded Compensation reasonably promptly, in amounts determined pursuant to this Policy. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on the filing of restated financial statements. Recovery under this Policy with respect to a Covered Executive Officer shall not require the finding of any misconduct by such Covered Executive Officer or such Covered Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the method for recouping Erroneously Awarded Compensation shall be determined by the Administrator in its sole and absolute discretion, to the extent permitted under the Listing Standards and incompliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

Recovery may include, without limitation, (i) reimbursement of all or a portion of any incentive compensation award, (ii) cancellation of incentive compensation awards and (iii) any other method authorized by applicable law or contract.

The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

a.	The direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before reaching such conclusion, the Administrator must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq;

b.	Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before reaching such conclusion, the Administrator must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq; or

c.	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a)of the Code.

6.	Prohibition on Indemnification and Insurance Reimbursement. The Company is prohibited from indemnifying any Covered Executive Officer against the loss of any Erroneously Awarded Compensation. Further, the Company is prohibited from paying or reimbursing a Covered Executive Officer for the cost of purchasing insurance to cover any such loss. The Company is also prohibited from entering into any agreement or arrangement whereby this Policy would not apply or fail to be enforced against a Covered Executive Officer.

7.	Required Policy-Related Disclosure and Filings. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by U.S. Securities and Exchange Commission filings. A copy of this Policy and any amendments hereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

8.	Acknowledgement. Each Covered Executive Officer shall sign and return to the Company within thirty (30)calendar days following the later of (i) the effective date of this Policy set forth below or (ii) the date such individual becomes a Covered Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

9.	Amendment; Termination. The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Listing Standards or to comply with (or maintain an exemption from

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the application of) Section 409A of the Code. The Board may terminate this Policy at anytime; provided, that the termination of this Policy would not cause the Company to violate any federal securities laws, or rules promulgated by the U.S. Securities and Exchange Commission or the Listing Standards.

10.	Other Recovery Obligations; General Rights. The Board intends that this Policy shall be applied to the fullest extent of the law. To the extent that the application of this Policy would provide for recovery of Incentive- Based Compensation that the Company already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, any such amount recovered from a Covered Executive Officer will be credited to any recovery required under this Policy in respect of such Covered Executive Officer.

11.	Effective Date. This Policy shall be effective as of November 28, 2023. The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executive Officers on or after October 2, 2023, even if such Incentive-Based Compensation was approved, awarded or granted to Covered Executive Officers prior to such date.

This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

This Policy is binding and enforceable against all Covered Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A TO CLAWBACK POLICY

ZYNEX, INC. CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Zynex, Inc. (the “Company”) Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment or service with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER

Signature _____________________________________

John Bibb

Date _________________________________________

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EXHIBIT D

CONFIDENTIALITY, PROPRIETARY RIGHTS,

AND EMPLOYEE NON-SOLICITATION AGREEMENT

This CONFIDENTIALITY, PROPRIETARY RIGHTS, AND EMPLOYEE NON-SOLICITATION AGREEMENT (“Agreement”) is made between the undersigned (“Employee”) and Zynex, Inc. and its affiliates (“Zynex”) (collectively, “Parties”), as of the date of Employee’s signature below (“Effective Date”).

A.	Zynex has invested significant time, effort, and resources into developing its valuable Confidential Information, Trade Secrets, and other proprietary material.

B.	Together with the Employment Agreement between Employee and Zynex into which this Agreement is incorporated, to protect this information and ensure that it remains secure, Zynex requires all employees to agree to certain guidelines regarding confidentiality and ownership of intellectual property.

C.	This Agreement also helps to prevent the improper use of Zynex’s Confidential Information and Trade Secrets, which ensures the continued success of the business.

In consideration of Employee’s employment with Zynex, the Parties agree as follows:

1.	Confidentiality. Employee understands and acknowledges that during Employee’s employment with Zynex, Employee will create, have access to, and learn about confidential, secret, and proprietary documents, materials, data, and other information in any form relating to Zynex and its businesses (“Confidential Information”). Employee further understands and acknowledges that Confidential Information is of great importance and commercial value to Zynex, and that any improper use or disclosure of Confidential Information will cause Zynex irreparable harm.

a.	Definitions. “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form, relating to Zynex trade secrets, documents, lists, processes, practices, strategies, plans, services, operations, communications, contact information, personal information, protected health information, patients, payors, providers, employees, personnel, customers, contracts, partners, suppliers, vendors, manufacturing, sales, marketing, pricing, billing, billing systems, operating systems, software, data, research, development, engineering, testing, results, technology, devices, supplies, products, inventions, unpublished patent applications, legal matters, internal controls, finance, accounting, investors, and any other confidential or proprietary information of Zynex. “Confidential Information” does not include: (i) information that arises from Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise; (ii) information that is readily ascertainable to the public; (iii) information Employee otherwise has a right to disclose as legally protected conduct; or (iv) information regarding any alleged discriminatory or unfair employment practice.

b.	Employee Obligations. Employee shall preserve the confidentiality of all Confidential Information in accordance with this Agreement, Zynex policy, and applicable law. EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT EMPLOYEE’S OBLIGATIONS UNDER THIS AGREEMENT BEGIN IMMEDIATELY UPON EMPLOYEE FIRST HAVING ACCESS TO CONFIDENTIAL INFORMATION AND CONTINUE BOTH

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DURING AND AFTER EMPLOYEE’S EMPLOYMENT WITH ZYNEX.
i.	Employee shall not, directly or indirectly, use or disclose Confidential Information except as required and duly authorized in the scope of their employment with Zynex.

ii.	Employee shall not access or use any Confidential Information, copy any records containing any Confidential Information, or remove any such records from the premises or control of Zynex except as required and duly authorized in the scope of their employment with Zynex.

iii.	Employee shall not allow and shall promptly report any suspected unauthorized use or disclosure or improper handling of Confidential Information by others.

iv.	Following termination of employment, Employee shall return all Confidential Information in the Employee’s possession or under the Employee’s control to Zynex and shall otherwise continue to maintain the confidentiality of Confidential Information.

v.	Employee shall not make an improper or unauthorized use or disclosure of confidential and proprietary information of other companies or individuals, including Employee’s former employers and Zynex’s competitors. Employee shall not use improper means to seek confidential or proprietary information about another company and may not reveal to Zynex or Zynex personnel any confidential or proprietary information of another company.

c.	Permitted Disclosures. Nothing in this Agreement prevents disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. Nothing in this Agreement prevents disclosure of Confidential Information as legally protected conduct, such as disclosure of alleged discriminatory or unfair labor practices or alleged sexual assault or sexual harassment, exercise of Employee rights under the National Labor Relations Act (“NLRA”), or filing complaints with, participating in investigations by, or communicating with federal or state government agencies.

d.	Notice of DTSA Immunity. Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”), an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If an individual files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the individual may disclose trade secrets to their attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

2.	Intellectual Property Rights.

a.	Work Product. “Work Product” means all writings, works of authorship, documentation, technology, inventions, discoveries, ideas, plans, strategies, research, techniques, designs, models, patent

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applications, and other work product, including copies and improvements, relating to Zynex business or contemplated business, research, or development, that is conceived, created, prepared, produced, or reduced to practice by Employee individually or with others (i) during Employee’s employment, regardless of time, location, or resources used, or (ii) after termination of Employee’s employment, if based on proprietary or Confidential Information.

b.	Proprietary Rights. “Proprietary Rights” means all rights, title, and interest in and to copyrights, trademarks, trade secrets, patents, industrial rights, moral rights, associated goodwill, and all other proprietary rights, benefits, privileges, causes of action, and remedies relating to the Work Product.

c.	Ownership. Employee acknowledges and agrees that all Work Product is “work made for hire” as defined in 17 U.S.C. § 101 and will be Zynex’s sole and exclusive property and proprietary information. If for any reason the Work Product is not considered “work made for hire,” Employee hereby irrevocably assigns to Zynex all Proprietary Rights in the Work Product effective immediately upon its creation. Employee acknowledges and agrees that Employee does not retain any rights to use the Work Product, that all Proprietary Rights are the sole and exclusive property of Zynex, and shall not challenge Zynex’s ownership of the Work Product. Employee further irrevocably waives, to the extent permitted by applicable law, any claims Employee may have to rights of paternity, integrity, disclosure, withdrawal, and any other moral rights with respect to Work Product and Intellectual Property Rights.

d.	License. If for any reason the Work Product or Proprietary Rights are not assignable or Employee retains any right, title or interest in and to any Work Product or Proprietary Rights, Employee (i) unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Zynex with respect to such rights; (ii) agrees, at Zynex’s request and expense, to consent to and join in any action to enforce such rights; and (iii) grants to Zynex for no additional consideration an exclusive, worldwide, perpetual, irrevocable, royalty free, transferable, and sublicensable license to use, reproduce, disclose, distribute, display, perform, modify, develop, make, sell, offer, import, and otherwise use and exploit all or any part of the Work Product and any materials incorporated into the Work Product. Employee understands that this Agreement does not grant Employee any license or rights with respect to any Confidential Information, work products, proprietary rights, materials, software, or other tools made available to Employee.

e.	Further Assistance. At Zynex’s request and expense, both during and after Employee’s employment, Employee shall reasonably cooperate with Zynex to perform such acts and execute, acknowledge, and deliver such documents as Zynex reasonably deems necessary or advisable to accomplish the purposes of this Agreement, including obtaining, sustaining, and enforcing Zynex Proprietary Rights in the Work Product. Employee hereby irrevocably appoints Zynex and its officers and agents as Employee’s true and lawful agent and attorney in fact, with full power of substitution and delegation, with the right but not the obligation to execute, acknowledge, and deliver such documents as Zynex reasonably deems necessary or advisable to obtain, sustain, and enforce Zynex’s Proprietary Rights in the Work Product, including filing registrations or applications with the U.S. Copyright or Patent and Trademark Offices, on Employee’s behalf, with the same legal force and effect as if Employee so acted or signed, if Employee does not promptly coordinate with Zynex’s request. The power of attorney is coupled with an interest and shall not be impacted by Employee’s subsequent incapacity.

3.	Fiduciary Duties and Conflicts of Interest. While employed by Zynex, Employee shall not take any action that directly or indirectly harms or interferes with Zynex’s interests, including working as an employee or independent Employee for any person or entity in competition with Zynex, performing the same or similar kinds of work for any other person or entity as those performed for Zynex, or entering any arrangement with any person or entity to benefit from work performed by Zynex. Employee acknowledges that because

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

of the special nature of the employment relationship between Zynex and Employee, Employee has fiduciary duties to Zynex, including fiduciary duties of the highest loyalty, fidelity, and allegiance to act in the best interests of Zynex, to make full disclosure to Zynex of all information pertaining to its business and interests, and to do no act that would injure Zynex’s business, interest, or reputation. Notwithstanding the foregoing, nothing in this paragraph shall impose a duty on Employee in addition to, or beyond those already required by law.

4.	Return of Property and Confidential Information. Employees are entrusted during their employment with property that belongs to Zynex and that has value. Upon termination of Employee’s employment, or upon Zynex’s request, Employee shall return to Zynex any Zynex property, including electronic equipment, electronic devices, demo devices, keys, access cards, credit cards, documents, files, copies, materials, PHI, Confidential Information, and Work Product, that are in Employee’s possession or control. Only after Employee has returned all Zynex property to Zynex, Employee shall permanently delete any copies of documents and materials that remain in Employee’s possession or control. Zynex may withhold Employee’s final paycheck for up to ten (10) days to audit the return of all property and to determine the value of any property not returned. If Zynex determines it may deduct from Employee’s final paycheck, within ten (10) days after Employee’s employment terminates, Zynex will provide Employee with notice that Zynex is deducting from Employee’s wages for the value of property that Employee failed to return to Zynex. The notice will include a written accounting specifying the specific property Employee failed to return, the replacement value of the property, and, to the extent known, when property was provided to Employee and when Zynex believes Employee should have returned the property to Zynex. If, after Zynex it provides notice and makes a deduction, Employee returns the property within fourteen (14) days after Zynex provides notice, Zynex will pay Employee the amount of the deduction within fourteen (14) days after Employee returns the property. Employee acknowledges that Employee is obligated to repay Zynex for the value of property not returned at termination. Employee shall comply with the terms and conditions of the return of demo devices or other property governed by any agreements Employee signed.

5.	Acknowledgments. EMPLOYEE REPRESENTS AND WARRANTS THAT EMPLOYEE IS NOT UNDER ANY PRE-EXISTING OBLIGATIONS THAT CONFLICT WITH OR ARE INCONSISTENT WITH EMPLOYEE’S OBLIGATIONS UNDER THIS AGREEMENT. Employee acknowledges and agrees that the services to be rendered by Employee to Zynex are of a special and unique character, that Employee will obtain knowledge and skill relevant to Zynex’s industry, business methods, and marketing strategies, and that the terms and conditions of this Agreement are reasonable under these circumstances. Employee further acknowledges that Employee’s compensation reflects, in part, Employee’s obligations and Zynex’s rights under this Agreement, that Employee has no expectation of any additional compensation, royalties, or other payment, that Employee will not be subject to undue hardship due to Employee’s full compliance with this Agreement or Zynex’s enforcement of this Agreement. By executing this Agreement, Employee represents that Employee has been given the opportunity to fully review and understand the terms of this Agreement, and that Employee fully understands and freely and voluntarily signs this Agreement.

6.	At-Will Employment. This Agreement is not a contract for employment and is not a commitment by Zynex or Employee to continue an employment relationship for a certain period. EMPLOYEE’S EMPLOYMENT IS AT-WILL, AND ZYNEX OR EMPLOYEE MAY TERMINATE EMPLOYEE’S EMPLOYMENT AT ANY TIME AND FOR ANY REASON, WITH OR WITHOUT NOTICE.

7.	Remedies. In the event of Employee’s breach or threatened breach of this Agreement, Zynex may seek, in addition to other available remedies, a temporary or permanent injunction, or other equitable relief from any court of competent jurisdiction, without the necessity of showing actual damages or that monetary

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damages would not afford an adequate remedy, and without posting bond or other security. This relief is in addition to other available legal remedies. Employee acknowledges that breach of this Agreement may result in disciplinary action, up to and including termination of employment, or civil or criminal liability.

8.	Assignment. This Agreement inures to the benefit of Zynex and its permitted successors and assigns. Zynex in its discretion may assign this Agreement to any corporate affiliate or any corporate successor or assign of all or substantially all the business or assets of Employee’s employer. Employee may not assign any part of this Agreement. Any purported assignment of this Agreement by Employee in violation of this Agreement is void.

9.	Governing Law. This Agreement is governed by and construed in accordance with the laws of the state of Colorado, without regard to conflicts of law principles.

10.	Entire Agreement. This Agreement, together with other documents, policies, and procedures incorporated by reference into this Agreement, is the entire agreement with respect to its subject matter, and supersedes all prior written or verbal understandings and agreements with respect to the subject matter.

11.	Modification and Waiver. The Agreement may only be modified in writing signed by Employee and approved by a duly authorized officer of Zynex other than Employee. Zynex’s or Employee’s waiver of any breach of this Agreement does not constitute a waiver of any other term or condition of this Agreement, and either Party’s failure of or delay in exercising any right, power, or privilege under this Agreement does not constitute a waiver of such right, power, or privilege.

12.	Severability. All provisions of this Agreement will be applicable only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary to not render this Agreement invalid, illegal, or unenforceable. If any part of this Agreement is invalid, illegal, or unenforceable, the remainder of this Agreement will remain in full force and effect. To the extent permitted by law, the invalid or unenforceable provision may be modified to carry out the intent and agreement of Zynex and Employee. As modified, the Agreement will be binding on and enforceable against Zynex and Employee.

The Parties have executed this Agreement as of the Effective Date.

ZYNEX MEDICAL, INC. By: _________________________________ MICHAEL D. CRESS Chairman of the Compensation Committee Board of Directors	EXECUTIVE _________________________________ JOHN BIBB, an individual

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EXHIBIT E

MUTUAL AGREEMENT TO ARBITRATE

This MUTUAL AGREEMENT TO ARBITRATE (“Agreement”) is made and entered into as of the date of Employee’s signature below (“Effective Date”) by and between Zynex Medical, Inc., a Colorado corporation (“Zynex”), and the undersigned (“Employee”) (collectively, “Parties”).

The Parties agree as follows:

1.Intent of Agreement. Employee and Zynex intend this Agreement to govern the resolution of all disputes, claims, and any other matters in question arising out of or relating to the Parties’ employment relationship. The Parties shall resolve all disputes arising out of the employment relationship in accordance with the provisions of this Agreement. EACH PARTY FULLY UNDERSTANDS AND AGREES THAT THEY ARE GIVING UP CERTAIN RIGHTS OTHERWISE AFFORDED TO THEM BY CIVIL COURT ACTIONS, INCLUDING THE RIGHT TO A JURY OR COURT TRIAL AND THE RIGHT TO BRING ANY CLAIM AS A CLASS OR COLLECTIVE ACTION TO THE FULLEST EXTENT ENFORCEABLE UNDER APPLICABLE LAW.

2.Mandatory Arbitration. Any Covered Claim that relates in any way to the Parties’ employment relationship, whether based in contract, tort, statute, fraud, misrepresentation, or any other legal theory, shall be submitted to binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s Employment Arbitration Rules and Mediation Procedures (“Rules”). The Rules are available online at www.adr.org/Rules. Employee may email the AAA at CustomerService@adr.org if Employee has any questions about the arbitration process. If the Rules are inconsistent with the terms of this Agreement, the terms of this Agreement control. Zynex will be responsible for all the Arbitrator’s fees and expenses, except that if Employee is responsible for initiating arbitration, Employee shall pay an initial filing fee to AAA no greater than an amount equivalent to the cost of initiating an action in court (“Filing Fee”).

3.Covered Claims. This Agreement covers all grievances, complaints, disputes, claims, or causes of action (“Claims”) in a federal, state, or local court or agency under applicable federal, state, or local laws, as amended, arising out of or related to Employee’s employment or termination of employment with Zynex, including Claims Employee may have against Zynex or Zynex’s officers, directors, supervisors, managers, employees, or agents, or that Zynex may have against Employee, that are not otherwise excluded from Covered Claims under this Agreement (“Covered Claims”). “Covered Claims” include but are not limited to Claims arising in or out of tort, breach of any contract or covenant (express or implied), wrongful termination (constructive or actual), overtime, unpaid wages, meal and rest breaks, discrimination or harassment (including Claims based on race, sex, gender, gender identity or expression, religion, national origin, age, ancestry, marital status, medical condition, psychological condition, mental condition, disability, genetic information, reproductive health, military and veteran status, sexual orientation, or any other protected trait), violation of any federal, state, or other governmental law, statute, regulation, or ordinance, including Claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act (WARN), the Age Discrimination in Employment Act (ADEA), the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Dodd-Frank Act, the Sarbanes-Oxley Act (SOX), biometric privacy laws, antitrust laws, state labor laws and codes, and any other federal, state, local, or foreign law governing any aspect of the Parties’ employment relationship or termination that can be arbitrated under applicable federal or state law, and any

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issues and defenses related to Covered Claims.

4.Claims Not Covered. “Covered Claims” does not include Claims for workers’ compensation, unemployment compensation benefits, administrative charges for unfair labor practices brought before the National Labor Relations Board (NLRB), Excluded Claims as defined in Paragraph 5 of this Agreement, sexual harassment or assault (unless the Employee agrees to arbitrate), whistleblower retaliation claims under SOX or the Dodd-Frank Act that cannot be arbitrated as a matter of law, or any other claims that, as a matter of law, the Parties cannot agree to arbitrate. Employee is not precluded from filing complaints with their state’s civil rights division, the Equal Employment Opportunity Commission (EEOC), or the NLRB. Either Party may seek provisional remedies, such as an injunction or temporary restraining order, in aid of arbitration from a court of competent jurisdiction or from the arbitrator.

5.Waiver of Class Action and Representative Action Claims. Except for representative claims that cannot be waived under applicable law and are therefore excluded from this Agreement (“Excluded Claims”), Employee and Zynex expressly intend and agree that: (a) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) each will not assert class action or representative action claims against the other in arbitration, court, or any other forum; (c) each shall only submit their own, individual claims in arbitration and shall not bring claims against the other in any representative capacity on behalf of any other individual including, but not limited to, a representative action on behalf of other under the Private Attorney General Act of 2004 (PAGA); and (d) any claims by Employee will not be joined, consolidated, or heard together with claims of any other current or former employee of Zynex. To the extent that the Parties’ dispute involves both timely filed Excluded Claims and claims subject to this Agreement, the Parties agree to bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.

6.Waiver of Trial by Jury. Both Parties understand and fully agree that by entering into this Agreement, they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to, their constitutional right to have a trial by jury, and are giving up their normal rights of appeal following the rendering of a decision except as state law provides for judicial review of arbitration proceedings. The Parties anticipate that by entering into this Agreement, they will gain the benefits of a speedy and less expensive dispute resolution procedure.

7.Claims Procedure. Either Party may initiate arbitration upon express written notice to the other Party. Written notice of Employee’s claim must be mailed by certified or registered mail, return receipt requested, to Zynex’s General Counsel at 9655 Maroon Circle, Englewood, CO 80112, or to such other address as Zynex may later designate in writing (“Notice Address”). Written notice of Zynex’s claim will be mailed to Employee’s last known address. The written notice must identify and describe the nature of all claims asserted and the facts upon which such claims are based. Written notice of arbitration must be initiated within the same time limitations that applicable state law applies to those claim(s).

8.Arbitrator Selection. One neutral Arbitrator shall be selected as provided in the AAA’s Rules.

9.Discovery. The Parties may conduct discovery to the full extent authorized by the Federal Rules of Civil Procedure. The Arbitrator selected according to this Agreement will decide all discovery disputes.

10.Governing and Substantive Law, Limitations. This Agreement and any arbitration are governed by the Federal Arbitration Act (“FAA”) to the exclusion of any state law inconsistent with the FAA. The Arbitrator must apply the substantive state or federal law (and the law of remedies, if applicable) applicable to the claim(s) asserted. The Arbitrator will have no power to award punitive damages to either party, except where applicable statute allows for

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punitive damages. The Parties understand and agree that this Agreement does not affect Employee’s status as an at-will employee, and the Arbitrator will have no power to award relief that disregards Employee’s at-will employment status as provided in this Agreement, Employee’s offer letter, or the Zynex Employee Handbook.

11.Hearing and Decision. The Arbitrator will conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator. The Arbitrator will provide the Parties with a written decision explaining their findings and conclusions. The Arbitrator’s decision will be final and binding upon the Parties. The arbitration will be conducted on a confidential basis, and the Parties shall not disclose the decision, evidence, or award beyond the arbitration proceeding except as necessary for tax purposes, as necessary for compliance with applicable law, or as otherwise mutually agreed in writing by both Parties.

12.Motions. The Arbitrator will have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator will have the authority to set deadlines for completion of discovery and for filing motions for summary judgment, and to set briefing schedules for any motions. The Arbitrator will have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary adjudication and/or summary judgment, and, in deciding such motions, will apply the substantive law applicable to the cause of action.

13.Compelling Arbitration and Enforcing Awards. Either Party may bring an action in court to compel arbitration under this Agreement or to otherwise determine the arbitrability of claims under this Agreement, and to confirm, vacate, or enforce an arbitration award. Each Party shall bear its own attorney fees and costs and other expenses of such action.

14.Arbitration Fees and Costs. Zynex shall pay the arbitrator’s fees and expenses. Each Party shall pay its own costs and attorneys’ fees, if any. However, if any Party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs, the Arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. The Arbitrator will resolve any dispute as to the reasonableness of any fee or cost.

15.Term of Agreement. This Agreement is effective as of the Effective Date and continues until terminated as set forth in this Agreement. This Agreement survives the termination of Employee’s employment and can only be revoked or modified in a writing signed by both Parties that specifically states an intent to revoke or modify this Agreement. Any modification or revocation of this Agreement must be signed by an Officer of Zynex, such as the Chief Executive Officer.

16.Severability. If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision will be severed, and such adjudication will not affect the validity of the remainder of this Agreement.

17.Voluntary Agreement. By executing this Agreement, the Parties represent that they have been given the opportunity to fully review, comprehend, and negotiate the terms of this Agreement. The Parties fully understand the terms of this Agreement and freely and voluntarily sign this Agreement.

The Parties have executed this Agreement as of the Effective Date.

ZYNEX MEDICAL, INC.	EXECUTIVE _________________________________ JOHN BIBB, an individual

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

By: _________________________________ MICHAEL D. CRESS Chair of the Compensation Committee Board of Directors

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com